EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

RAE Systems Inc.

Sunnyvale, California 94089

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-88684, 333-85720, 333-32678) of RAE Systems Inc. of our report dated January 28, 2003, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/    BDO SEIDMAN, LLP

BDO Seidman, LLP

San Jose, California

February 24, 2003